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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF YAHOO! INC.

NAME                            JURISDICTION OF INCORPORATION
------------------------------  ------------------------------
Four11 Corporation              California
Yahoo! Marketplace, L.L.C.      Delaware
NetControls, Inc.               Washington
Yahoo! UK Ltd.                  United Kingdom
Yahoo! Holdings Limited         United Kingdom
Yahoo! France, SARL             France
Yahoo! GmbH                     Germany
Yahoo! Pte Ltd                  Singapore
Yahoo! Sweden                   Sweden
Yahoo! Norway AS                Norway
Yahoo! Denmark                  Denmark
Yahoo! Korea                    Korea

BRANCHES OF YAHOO! INC.

NAME                            JURISDICTION OF REGISTRATION
------------------------------  ------------------------------
Yahoo! Australia                Australia